Exhibit 99.3

May 10, 2023

Keystone Capital Partners, LLC

139 Fulton Street, Suite 412

New York, NY 10038

Dear Fredric G. Zaino,

Reference is made to the Common Stock Purchase Agreement dated April 26, 2023 (“Purchase Agreement”) between Navidea Biopharmaceuticals, Inc. and Keystone Capital Partners, LLC. In particular, we note the section (and similar references) that states: “Under the applicable NYSE American rules, in no event may the Company issue to Keystone under the Purchase Agreement more than 6,567,409 shares of Common Stock, which represents 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable NYSE American rules, or (ii) the price per share paid by Keystone for all of the shares of Common Stock purchased from the Company pursuant to the Purchase Agreement, if any, equals or exceeds the lower of (A) the official closing price of the Common Stock immediately preceding delivery of the purchase notice to Keystone and (B) the average of the closing sale prices of the Common Stock for the five (5) business days immediately preceding the delivery of the purchase notice.”

To comply with applicable NYSE American rules, the NYSE has informed us that highlighted bold text above must provide that, without stockholder approval, we may not issue shares in excess of the Exchange Cap under the Purchase Agreement unless the price per share paid equals or exceeds the greater of book value or market value of our stock. Accordingly, by execution hereof, we confirm and agree not to issue, and you hereby confirm and agree not to purchase, any shares under the Purchase Agreement in excess of the Exchange Cap unless (i) we obtain stockholder approval to do so or (ii) the price per share paid equals or exceeds the greater of book value or market value of our common stock.

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If the foregoing is acceptable to you, please sign this letter in the space provided below and return it to me.

Sincerely, Navidea Biopharmaceuticals, Inc. By: /s/ John K. Scott, Jr. Name: John K. Scott, Jr. Title: Vice Chairman of the Board of Directors

Acknowledged and agreed to:

Keystone Capital Partners, LLC

By: /s/ Fredric G. Zaino

Name: Fredric G. Zaino

Title: CIO

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